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                                                                    EXHIBIT 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

         ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Company") and STEVEN M. HELM ("Executive") enter into this Executive Employment Agreement ("Agreement") effective January 1, 2004 ("Effective Date"), to set forth the terms and conditions of Executive's employment. This Agreement supersedes any prior employment agreement(s) between the parties. The parties agree as follows:

         1. CERTAIN DEFINITIONS AND UNDERSTANDINGS. As used in this Agreement, the following terms have the meanings prescribed below:

                  Applicable Period is defined in Section 10.3.

                  Annual Incentive Compensation is defined in Section 4.2.

                  Base Salary is defined in Section 4.1.

                  Beneficial Owner is defined in Rule 13(d)-3 under the Exchange Act; provided, however, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (a) contingent or absolute, or (b) exercisable presently or at any time in the future, pursuant to any agreement or understanding or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.

                  Cash Termination Excise Tax is defined in Section 6.6(a).

                  Cash Termination Payment is defined in Section 6.6(a).

                  Cause is defined in Section 5.3.

                  Change in Control of the Company means one of the following:
(a) the Company merges or consolidates, or agrees to merge or to consolidate, with any other corporation (other than a wholly-owned direct or indirect subsidiary of the Company) and is not the surviving corporation (or survives as a subsidiary of another corporation), (b) the Company sells, or agrees to sell, all or substantially all of its assets to any other person or entity, (c) the Company is dissolved, (d) any third person or entity (other than Apollo Advisors, L.P., The Blackstone Group L.P., or a trustee or committee of any qualified employee benefit plan of the Company) together with its Affiliates shall become (by tender offer or otherwise), directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of the Company, or (e) the individuals who constitute the Board of Directors of the Company as of the Effective Date ("Incumbent Board") shall cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director whose

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election or nomination for election was approved by a majority of the members of the Incumbent Board shall be considered, for the purposes of this Agreement, a member of the Incumbent Board.

                  Change in Control Date is defined in Section 6.5.

                  Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder.

                  Common Stock means the Company's common stock, par value $.01 per share.

                  Company means Allied Waste Industries, Inc., a Delaware corporation.

                  Compensation Plans is defined in Section 4.6.

                  Confidential Information is defined in Section 7.2.

                  Continuing Obligations is defined in Section 3.

                  Date of Termination means the earliest to occur of (a) the date of the Executive's death, or (b) the date specified in the Notice of Termination, in accordance with Section 5.8.

                  Disability means an illness or other disability which prevents the Executive from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Term, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

                  Effective Date means January 1, 2004.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  Executive means Steven M. Helm.

                  Good Reason is defined in Section 5.5.

                  LTIP means the Long-Term Incentive Plan.

                  Notice of Termination is defined in Section 5.8.

                  Retirement is defined in Section 5.7.

                  Share Price has the same meaning as "Fair Market Value" as that term is defined in the Company's 1991 Incentive Stock Plan, as amended.

                  Targeted Annual Incentive Compensation is defined in Section 4.2.

                  Term is defined in Section 3.

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                  Threshold Share Price means (a) in the case of the one (1)
year period following the Effective Date, a Share Price of $18 or more, or (b) in the case of subsequent years, a Share Price which is at least fifteen percent (15%) greater than the Threshold Share Price for the preceding one (1) year period.

                  Vacation Time is defined in Section 4.3.

                  Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one (1) vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

                  Welfare Plans is defined in Section 4.7.

                  Without Cause is defined in Section 5.4.

                  In addition, throughout this Agreement, the parties have defined certain words and intend for those definitions to apply whenever the parties have used a defined word in this Agreement. One of the defined terms is "Company" which means Allied Waste Industries, Inc. However, the parties expect that some or all of the Company's obligations under this Agreement will be fulfilled through its parent, subsidiary, related, or successor companies or businesses (which will be called "Affiliates" in this Agreement). Accordingly, Executive acknowledges that the discharge of any obligation of the Company under this Agreement, which may be through the acts of one or more Affiliates, discharges any such obligation of the Company. Moreover, the obligations Executive assumes under this Agreement will be owed to the Company and to its Affiliates. Accordingly, the parties expressly intend for the Affiliates to be third-party beneficiaries of the promises made and obligations assumed by Executive in this Agreement.

         2.       GENERAL DUTIES OF COMPANY AND EXECUTIVE.

                  2.1. The Company will employ the Executive as its Senior Vice President, General Counsel and Corporate Secretary. The Executive's authority, duties and responsibilities shall be those assigned by the Company's Board of Directors (or a committee thereof) and agreed to by the Executive; his duties as of the Effective Date shall be as described in Exhibit A attached to this Agreement. The Executive shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive may (a) serve on corporate, civic or charitable boards or committees,
(b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's duties and responsibilities.

                  2.2. The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure the Company's business, its interests or its reputation. The Executive also agrees that he shall not knowingly become involved in a conflict of interest with the Company and, upon discovery of any such conflict, that he will inform the Company of the conflict and will not allow the conflict to continue.

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                  2.3.     The Executive agrees to comply at all times with all
applicable policies, rules and regulations of the Company, including, without limitation, the Company's Code of Ethics and the Company's policies regarding trading in Common Stock, as each is in effect from time to time.

         3. TERM. The "Term" of this Agreement shall be a continuous period of two (2) years (i.e., on any given date the Term shall be a period of two years from that date), beginning on the Effective Date, unless this Agreement is terminated earlier pursuant to Section 5 of this Agreement, in which case the Term shall end on the Date of Termination. Neither the termination of this Agreement nor the consequent end of the Term shall affect the Company's obligations under Section 6 of this Agreement or the Executive's obligations under Sections 7 through 10 of this Agreement (or under Section 2.3 with respect to the Company's policies regarding trading in Common Stock) (collectively, "Continuing Obligations").

         4.       COMPENSATION AND BENEFITS.

                  4.1. Base Salary. As compensation for services to the Company during the Term, the Company shall pay to the Executive until the Date of Termination a base salary at the annual rate of Four Hundred Fifteen Thousand and Nine Hundred Dollars ($415,900.00) or such other rate as may be specified from time to time by the Board of Directors (or a committee thereof) in its discretion ("Base Salary"). The Base Salary shall be payable in equal bi-weekly installments or in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans. For all purposes under this Agreement, the Executive's Base Salary shall include any portion thereof which is deferred under any nonqualified plan or arrangement.

                  4.2. Annual Incentive Compensation. In addition to Base Salary, the Executive shall be awarded, for each fiscal year during the Term until the Date of Termination, annual cash incentive compensation (either pursuant to an incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof) in its sole discretion ("Annual Incentive Compensation"). "Targeted Annual Incentive Compensation", earned upon the achievement of one hundred percent (100%) of the annual target goals for the Executive, shall be one hundred percent (100%) of the Executive's Base Salary, unless otherwise determined by the Board of Directors (or a committee thereof) in its sole discretion. All such Annual Incentive Compensation shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion. For all purposes under this Agreement, the Executive's Annual Incentive Compensation shall include any portion thereof which is deferred under any nonqualified plan or arrangement.

                  4.3. Vacation Time. Commencing on the Effective Date and continuing until the Date of Termination, for each full calendar year in which the Executive is employed under this Agreement, the Executive shall be entitled to four (4) weeks paid vacation ("Vacation Time"). For any partial calendar year during which the Executive is employed under this Agreement, he will be entitled to a prorated amount of Vacation Time, based on the number of weeks worked in the calendar year pursuant to the Company's then current vacation policy. Vacation Time must be

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taken during the calendar year in which it accrued and will be forfeited at the end of the calendar year if not used.

                  4.4. Automobile Allowance. Commencing on the Effective Date and continuing until the Date of Termination, the Executive shall receive an automobile allowance of Six Hundred Dollars ($600.00) per month ("Automobile Allowance"). The Board of Directors (or a committee thereof), in its discretion, may increase the Automobile Allowance based upon relevant circumstances.

                  4.5. Club Membership Dues. Commencing on the Effective Date and continuing until the Date of Termination, the Executive shall receive an amount per month equal to the monthly membership dues (i.e., the regular membership fee, and not incidental or ancillary charges such as food, beverages, rentals, coaching, training, supplies, therapy, spa, etc.) which the Executive pays for one club or organization of Executive's choice.

                  4.6. Incentive, Savings, Retirement and Stock Plans. The Executive shall be entitled to participate in and be eligible to receive benefits under all executive incentive, savings, retirement and stock (including any stock option, restricted stock, restricted stock units, phantom stock and other stock rights and interests, including derivative interests) plans and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees (collectively "Compensation Plans"). The Executive's participation in all such Compensation Plans shall be governed by the terms and provisions of each such Compensation Plan.

                  4.7. Welfare Plans. The Executive shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or subsequently established by the Company for the benefit of its employees. Such welfare benefit plans may include medical, dental, vision, disability, group life, accidental death and travel accident insurance plans and programs (collectively "Welfare Plans"). The Executive's participation in the Welfare Plans shall be subject to the terms and conditions of each Welfare Plan.

                  4.8. Reimbursement of Expenses. The Executive may from time to time during the Term incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses as in effect from time to time during the Term, which does not necessarily allow reimbursement of all such expenses, and following the Company's receipt of proper documentation for such expenses, the Company shall reimburse the Executive for such expenses from time to time, at the Executive's request, and the Executive shall account to the Company for all such expenses.

                  4.9. Indemnification and Insurance. At all times during the term of this Agreement, and for such additional periods as are provided for in this Agreement, the Executive shall be covered under the Company's directors' and officers' liability insurance, if any, to the extent such coverage is commercially feasible, and under a separate Indemnification Agreement with the Company.

         5.       TERMINATION.

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                  5.1.     Death. This Agreement shall terminate automatically
upon the death of the Executive.

                  5.2. Disability. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1, upon the Disability of the Executive.

                  5.3. Cause. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1, for Cause. For purposes of this Agreement, "Cause" means (a) the conviction of the Executive for a felony, (b) the Executive's willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement, or (c) the Executive's willfully engaging in activities which (1) constitute a breach of any term of this Agreement, the Company's Code of Ethics, the Company's policies regarding trading in Common Stock, reimbursement of business expenses, or any other applicable policies, rules or regulations of the Company or (2) result in a material injury to the business, condition (financial or otherwise), results of operations, or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof). For purposes of the definition of "Cause," no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interests of the Company.

                  5.4. Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, the Executive will be deemed to have been terminated "Without Cause" if the Executive is terminated by the Company for any reason other than Cause, Disability or death.

                  5.5. Good Reason. The Executive may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, "Good Reason" means (a) the assignment to the Executive of any duties that are materially inconsistent with the Executive's duties or responsibilities as contemplated in this Agreement, (b) any other action by the Company which results in a material diminishment in the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (provided, however, that a temporary diminishment, whether material or not, due to the Executive's illness or injury will not constitute grounds for a termination for Good Reason by the Executive), (c) any material breach by the Company of any of the provisions of this Agreement, (d) requiring the Executive to relocate permanently to any office or location, except in the Phoenix-Scottsdale metropolitan area or any other location to which the majority of the Company's executive officers are relocated, without his consent, (e) any material reduction, or attempted material reduction, at any time during the Term, of the Base Salary or of any of the compensation or benefits described in
Article 4 of this Agreement (provided, however, that any change in the targeted percentage for purposes of determining the Executive's Annual Incentive Compensation, any change in the Company's reimbursement policies, or any change in any Compensation Plans or Welfare Plans, which affects a majority of the employees covered by those policies or plans, shall not be considered "Good Reason").

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                  5.6.     Without Good Reason. The Executive may terminate this
Agreement Without Good Reason, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, the Executive will be deemed to have terminated "Without Good Reason" if the Executive terminates this Agreement for any reason other than Good Reason or due to the Executive's death or Retirement.

                  5.7. Retirement. The Executive may terminate this Agreement upon Retirement, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, "Retirement" means the Executive's bona fide retirement from the Company.

                  5.8. Notice of Termination. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Executive's Disability, or by the Executive for Good Reason or Without Good Reason or upon Retirement shall be communicated by a Notice of Termination to the other party. A "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon and
(b) if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The Notice of Termination must specify the Date of Termination. In the case of a termination by the Company for Cause or due to the Executive's Disability or by the Executive for Good Reason or due to Retirement, the Date of Termination may be as early as the date notice is given but no later than thirty (30) calendar days after notice is given, unless otherwise agreed to in writing by both parties. In the case of a termination by the Company Without Cause or by the Executive Without Good Reason, the Date of Termination may be as early as fourteen (14) calendar days after notice is given but no later than sixty (60) calendar days after notice is given, unless otherwise agreed to by the parties in writing. The Notice of Termination shall also conform with the provisions of Section 11.1.

         6.       OBLIGATIONS OF COMPANY UPON TERMINATION.

                  6.1. Cause, Without Good Reason. If this Agreement is terminated either by the Company for Cause or by the Executive Without Good Reason, the Company shall pay to the Executive, in a lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of (a) any unpaid portion of the Executive's Base Salary (as in effect on the Date of Termination) owing as of the Date of Termination, (b) any accrued but unpaid Vacation Time as of the Date of Termination, and (c) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company (unless such payment is inconsistent with the terms of either any payment election made by the Executive with respect to such deferred compensation or the applicable plan). The Company also shall promptly pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under
Section 4.8 of this Agreement if the Executive's employment had not terminated.

                           All other obligations of the Company and rights of
the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that the Executive's rights under any Compensation Plan or Welfare Plan shall be governed by the terms and provisions of each such plan and are not necessarily severed on the Date of Termination.

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                  6.2.     Death or Disability. If this Agreement is terminated
as a result of the Executive's death or Disability:

                           (a)      The Company shall pay to the Executive (or
to his estate, in the event the Executive is deceased) the following amounts:

                                    (1)      any unpaid portion of the
         Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Vacation Time as of the Date of Termination, in a lump sum cash payment within thirty (30) days after the Date of Termination;

                                    (2)      an amount equal to two (2) times
         the sum of the Executive's Base Salary (as in effect on the Date of Termination) plus the Executive's Target Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs, in bi-weekly installments over a two (2) year period following the Executive's Date of Termination. The Company shall, to the extent feasible, purchase insurance to cover all or any part of the obligation contemplated in the foregoing sentence, and the Executive agrees to submit to a physical examination and otherwise cooperate with the Company to facilitate the procurement of such insurance; and

                                    (3)      in the case of compensation
         previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company in a lump sum cash payment within thirty (30) days after the Date of Termination (unless such payment is inconsistent with either the terms of any payment election made by the Executive with respect to such deferred compensation or the applicable plan).

                           (b)      The Company shall, promptly upon submission
by the Executive (or his estate) of supporting documentation, pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive's employment had not terminated.

                           (c)      The Company shall continue providing
medical, dental, and/or vision coverage to the Executive and/or the Executive's spouse and dependents, at least equal to that which would have been provided to him under Section 4.7 if the Executive's employment had not terminated, if such coverage continues to be available to the Company, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), or (3) the fifth anniversary of the Executive's Date of Termination. Notwithstanding the foregoing, the medical, dental, and/or vision coverage provided under this Section 6.2(c) shall cease immediately if the Executive violates any of his Continuing Obligations.

                           (d)      Whenever compensation is payable to the
Executive under this Agreement during a period in which he is partially or totally disabled, and such Disability would

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(except for the provisions of this Agreement) entitle the Executive to
Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company, the Disability income or salary continuation paid to the Executive pursuant to any such plan or program shall be considered a portion of (and not in addition to) the payment to be made to the Executive pursuant to this Section 6.2. If disability income is payable directly to the Executive by an insurance company under the terms of an insurance policy paid for by the Company, the amounts paid to the Executive by such insurance company shall be considered a portion of the payment (and not in addition to the payment) to be made to the Executive pursuant to this Section 6.2.

                           (e)      All other obligations of the Company and
rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive's rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of those Plans and are not necessarily severed on the Date of Termination.

                           (f)      The Executive (or the Executive's estate, as
the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company's stock plans, as if the Executive were still employed by the Company, for a period of three (3) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights or interests).

                           (g)      The Executive (or the Executive's estate, as
the case may be) shall continue to be covered under the Company's directors' and officers' liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive's employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnification Agreement, for such longer term as may be provided for in the Indemnification Agreement).

                  6.3. Good Reason; Without Cause. If this Agreement is terminated either by the Executive for Good Reason or by the Company Without Cause (other than in connection with a Change in Control as described in Section 6.5):

                           (a)      The Company shall pay to the Executive the
following amounts:

                                    (1)      any unpaid portion of the
         Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Vacation Time as of the Date of Termination, in a lump sum cash payment within thirty (30) days after the Date of Termination;

                                    (2)      an amount equal to three (3) times
         the sum of the Executive's Base Salary (as in effect on the Date of Termination) plus the Executive's Targeted Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs, in bi-weekly installments over a three (3) year period following the Date of Termination, provided that such payments shall cease immediately if the Executive violates any of his Continuing Obligations; and

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                                    (3)      in the case of compensation
         previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company in a lump sum cash payment within thirty (30) days after the Date of Termination (unless such payment is inconsistent with either the terms of any payment election made by the Executive with respect to such deferred compensation or the applicable plan).

                           (b)      The Company shall promptly pay or reimburse
to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive's employment had not terminated.

                           (c)      The Company shall continue providing
medical, dental, and/or vision coverage to the Executive and/or the Executive's spouse and dependents, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive's employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), or (3) the fifth anniversary of the Executive's Date of Termination; provided that such coverage shall cease immediately if the Executive violates any of his Continuing Obligations.

                           (d)      The Executive (or the Executive's estate, as
the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company's stock plans, as if the Executive were still employed by the Company, for a period of three (3) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights and interests). Notwithstanding any contrary provision of the LTIP, the Executive's Awards for the Performance Cycles (as defined in the LTIP) in effect as of the Date of Termination shall be prorated in the manner described in Section 8(a) of the LTIP.

                           (e)      The Executive shall continue to be covered
under the Company's directors' and officers' liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive's employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnification Agreement, for such longer term as may be provided for in the Indemnification Agreement).

                           (f)      All other obligations of the Company and
rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive's rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination.

                           (g)      Notwithstanding anything to the contrary, if
this Agreement is terminated either by the Executive for Good Reason or by the Company Without Cause (other than in connection with a Change in Control as described in Section 6.5) and the Date of Termination is within one (1) year of the date on which the Executive would have satisfied the criteria for eligibility for maximum retirement payments as specified in Section 6.4(d)(1) below, the

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termination will be deemed to have been in contemplation of the Executive's
Retirement, and the rights and obligations of the parties shall be governed by
Section 6.4 rather than this Section 6.3.

                           (h)      The Company shall (through an agency of
Company's choosing) provide outplacement services to the Executive for a period of one (1) year following the Date of Termination, provided that the cost of such services shall not exceed $50,000 (or such higher amount as may be approved by the Board of Directors (or a committee thereof).

                  6.4 Retirement. If this Agreement is terminated by the Executive due to Retirement:

                           (a)      The Company shall pay to the Executive, in a
lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of the following amounts: (1) any unpaid portion of the Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination; (2) any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive; (3) any accrued but unpaid Vacation Time as of the Date of Termination; and (4) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company (unless such payment is inconsistent with either the terms of any payment election made by the Executive with respect to such deferred compensation or the applicable plan).

                           (b)      The Company shall promptly pay or reimburse
to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive's employment had not terminated.

                           (c)      The Company shall continue providing
medical, dental, and/or vision coverage to the Executive and/or the Executive's family, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive's employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), provided that such coverage shall cease immediately if the Executive violates any of his Continuing Obligations. Following the date on which the Executive becomes eligible for coverage under Medicare, the Executive may, at his election, continue to be covered under the Company's health coverage, if available, provided that the Executive pays all applicable premiums charged by the Company or its third-party provider(s).

                           (d)      The Company shall pay to the Executive, in
equal bi-weekly installments over a period of ten (10) years, beginning with the next bi-weekly payroll period following the Date of Termination, full or partial retirement payments, as provided below:

                                    (1)      If, as of the Date of Termination,
         the sum of the Executive's age and years of service with the Company equal at least sixty-three (63), the Executive is at least fifty-five
         (55) years old, and the Executive has completed at least nine (9) years of service with the Company, the Executive is entitled to maximum retirement payments for each year during the ten (10) year payment period equal to the product of sixty percent

         (60%) of the Executive's average Base Salary during the three (3) consecutive full calendar years of employment immediately preceding the Date of Termination (or, if less than three years, the average for the actual number of whole calendar years during which the Executive was employed by the Company). Notwithstanding the foregoing, if, as of the Date of Termination, the sum of the Executive's age and years of service with the Company equal at least sixty-three (63) and the Executive has completed at least nine (9) years of service with the Company, but the Executive is younger than age fifty-five (55), the Executive shall be entitled to deferred maximum retirement payments, in the amount and form described in the preceding sentence, beginning with the next bi-weekly payroll period following the attainment of age fifty-five (55). For purposes of this Section 6.4(d), years of service include all whole (12 month) years of employment with the Company and with any entity acquired by the Company, beginning with the Executive's initial date of employment with the Company or the acquired entity.

                                    (2)      At the election of the Executive,
         the actuarial equivalent of the Executive's retirement payments (determined by utilizing reasonable actuarial assumptions) may be paid over a period longer than ten (10) years.

                                    (3)      In the event of the Executive's
         death prior to the payment of all of the retirement payments determined under this Section 6.4(d), the balance of the payments shall be made to the Executive's surviving spouse, if any, or to any other beneficiary named by the Executive in writing.

                                    (4)      Any remaining retirement payments
         shall immediately cease in the event the Executive works for a competitor (as determined by the Company in its sole discretion), becomes employed by any other employer without the prior written consent of the Company, or violates any of his Continuing Obligations. Notwithstanding the foregoing, with the prior written consent of the Company, the Executive may be employed by an entity which is not deemed by the Company to be in competition with the Company in a capacity in which the economic value of his total compensation is comparable to his total compensation while employed by the Company, and receive retirement benefits which are reduced proportionately by the compensation received by the Executive in the new position. Also with the prior written consent of the Company, the Executive may be employed by an entity which is not deemed by the Company to be in competition with the Company, in a capacity in which his total compensation is materially less than his total compensation while employed by the Company, in which case there would be no reduction in retirement benefits.

                           (e)      The Executive (or the Executive's estate, as
the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company's stock plans, for a period of three (3) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights and interests).

                           (f)      The Executive shall continue to be covered
under the Company's directors' and officers' liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive's employment had not terminated, for a period of ten (10) years following his Date of

Termination (or, in the case of the Indemnification Agreement, for such longer term as may be provided for in the Indemnification Agreement).

                           (g)      All other obligations of the Company and
rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive's rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination. In addition, the Executive shall continue to be eligible to make deferrals under the Company's Executive Deferred Compensation Plan, and under the LTIP, in accordance with the terms of those Plans.

                           (h)      Except as otherwise provided in this Section
6.4(h), the payments and benefits provided under this Section 6.4 shall be in lieu of any payments to which the Executive may have otherwise been entitled under the terms of Section 6.2, 6.3 or 6.5, and vice versa. In the event a Change in Control occurs coincident with or following the commencement of the Executive's retirement payments under this Section 6.4, the payment of any remaining retirement payments to which the Executive is entitled under this
Section 6.4 shall be accelerated and paid in a lump sum cash payment within a reasonable period of time following the Change in Control. In the event the Executive becomes eligible for payments under the terms of Section 6.5 following the date on which the Executive becomes entitled to deferred maximum retirement payments under this Section 6.4 but prior to the commencement of the retirement payments, the Executive shall receive payments under the terms of Section 6.5 in lieu of the deferred retirement payments or any other payments to which the Executive may have otherwise been entitled under the terms of this Section 6.4.

                  6.5 Change in Control. If this Agreement is terminated either by the Executive for Good Reason or by the Company Without Cause, and the termination occurs within the one (1) year period preceding or the eighteen (18) month period following the date on which the Change in Control occurs ("Change in Control Date"):

                           (a)      As reasonable compensation for services
rendered by the Executive to the Company prior to the Date of Termination, the Company shall pay to the Executive, in a lump sum cash payment within thirty
(30) days after the later to occur of the Date of Termination or the Change in Control Date, the aggregate of the following amounts:

                                    (1)      any unpaid portion of the
         Executive's Base Salary (as in effect on the Date of Termination) through the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Vacation Time as of the Date of Termination;

                                    (2)      an amount equal to three (3) times
         the sum of the Executive's Base Salary (as in effect on the Date of Termination) plus the Executive's Targeted Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs; and

                                    (3)      in the case of compensation
         previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company (unless such payment is inconsistent with the terms of either any payment election made by the Executive with respect to such deferred compensation or the applicable plan).

                           (b)      The Company shall promptly pay or reimburse
to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive's employment had not terminated.

                           (c)      The Company shall continue providing
medical, dental, and/or vision coverage to the Executive and/or the Executive's family, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive's employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company).

                           (d)      As reasonable compensation for services
provided by the Executive to the Company prior to the Date of Termination, the Company shall (through an agency of Company's choosing) provide outplacement services to the Executive for a period of one (1) year following the later of the Date of Termination or the Change in Control Date, provided that the cost of such services shall not exceed $50,000 (or such higher amount as may be approved by the Board of Directors (or a committee thereof).

                           (e)      The Executive shall fully and immediately
vest in all of the rights and interests awarded to the Executive under the Company's stock plans.

                           (f)      The Executive shall continue to be covered
under the Company's directors' and officers' liability insurance, if any, to the extent such coverage is commercially feasible, and under his separate Indemnification Agreement with the Company, as if the Executive's employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnification Agreement, for such longer term as may be provided for in the Indemnification Agreement).

                           (g)      All other obligations of the Company and
rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive's rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination.

                           (h)      In the event the Change in Control Date
occurs subsequent to the Executive's Date of Termination, the payments and benefits provided under this Section 6.5 shall be reduced by and to the extent of any payments and benefits previously paid or provided to the Executive under
Section 6.3, and in no event shall the Executive or his family be entitled to any duplicate payments or benefits.

                  6.6      Cash Termination Excise Tax Payments.

                           (a)      In the event that (1) the closing stock
price of the Company on the date of the Change in Control equals or exceeds the Threshold Share Price, and (2) it is determined that the payment made under (Section 6.4(h) or Section 6.5(a)(2) ("Cash Termination Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (such excise tax is hereinafter collectively referred to as the "Cash Termination Excise Tax"), then the Executive shall be entitled to receive the payment described in Section 6.6(b) below.

                           (b)      The Executive shall be entitled to receive
an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any excise tax on the Cash Termination Payment and any federal, state, and local income and employment taxes and excise tax upon the Gross-Up Payment, shall be equal to the Cash Termination Payment. The Gross-Up Payment, if any, shall be paid to the Executive, or, at the discretion of the Company, to governmental authorities on the Executive's behalf, as soon as practicable following the payment of the Executive's Cash Termination Payment, but, in any event, not later than five (5) business days immediately following the payment of the Executive's Cash Termination Payment.

                           (c)      Subject to the provisions of Section 6.6(d),
all determinations required to be made under this Section 6.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by the Company (the "Tax Counsel"). All fees and expenses of the Tax Counsel shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made ("Underpayment"). In the event that it is ultimately determined in accordance with the procedures set forth in Section 6.6(d) that the Executive is required to make a payment of any excise tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                           (d)      The Executive shall notify the Company in
writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (1)      give the Company any information
         reasonably requested by the Company relating to such claim;

                                    (2)      take such action in connection with
         contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                                    (3)      cooperate with the Company in good
         faith in order to effectively contest such claim; and

                                    (4)      if the Company elects not to assume
         and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.6(d), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (e)      If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 6.6(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6.6(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 6.6(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  6.7. Payments Contingent on Executive's Release of Company. All of the payments and benefits to which the Executive would otherwise be entitled under Sections 6.2, 6.3, 6.4, 6.5, or 6.6 [except those payments to which the Executive is entitled under Sections 6.2(a)(1) and 6.2(a)(3), Sections 6.3(a)(1) and 6.3(a)(3), Section 6.4(a), and Sections 6.5(a)(1) and 6.5(a)(3)] shall be contingent on the Executive's delivery to the Company of a signed release of all claims against the Company, in a form specified by the Company.

         7.       EXECUTIVE'S CONFIDENTIALITY OBLIGATION.

                  7.1. The Executive hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Article 7. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret.

                  7.2. For purposes of this Agreement, "Confidential Information" means information, that is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates,
(c) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designed as confidential):

                           (a)      Internal personnel and financial information
of the Company or its Affiliates, information about vendors that is not generally known but is known to the Company as a result of the Company's relationship with the vendor (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

                           (b)      Marketing and development plans, price and
cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

                           (c)      Names of customers and their
representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates;

                           (d)      Confidential and proprietary information
provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals);

                           (e)      Any non-public information about the
Company's landfill development plans, landfill capacity, and the status of the permitting process with respect to any aspect of the Company's business; and

                           (f)      Any non-public information about the
existence or status of any governmental investigation, charge, or lawsuit, the status or the position of the Company regarding the value of any claim or charge (whether filed by the government or a third party), the Company's interest in resolving any such claim or charge; or any non-public information regarding the Company's compliance with federal, state or local laws.

                  7.3. As a consequence of the Executive's acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing, and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

                           (a)      At any time during the Term and thereafter,
the Executive shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Executive shall give notice of such proceedings to the Company).

                           (b)      At any time during the Term and thereafter,
the Executive shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company's prior written consent.

                           (c)      On the Date of Termination, the Executive
shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession prior to or during the Term concerning, the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

                  7.4 The Executive acknowledges and agrees that the use of the term "Company" in this Section 7 means both the Company and its Affiliates.

         8. DISCLOSURE OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS. Consistent with the Executive's fiduciary duties to the Company and its Affiliates, the Executive agrees that during his employment by the Company and/or its Affiliates, the Executive shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, which are conceived, developed, made or acquired by the Executive, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Executive used the Company's or Affiliate's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including, information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company's or Affiliate's business activities, and the like.

         9. OWNERSHIP OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND ALL ORIGINAL WORKS OF AUTHORSHIP.

                  9.1. All information, ideas, concepts, improvements, and discoveries which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive's employment by the Company and/or its Affiliates and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers' organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, and discoveries are and shall be the sole and exclusive property of the Company.

                  9.2. In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, and discoveries, and any United States or foreign applications therefor. The Executive shall assist the Company and its nominee at all times and in all manners, during the Term and thereafter, in the protection of such information, ideas, concepts, improvements, or discoveries.

                  9.3. In the event the Executive individually, or jointly with others, creates, during the Term, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company's or its Affiliate's business products or services, the Company shall be deemed the author of such work if the work is prepared by the Executive within the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company or its Affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive's worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company and its Affiliates, at all times, during the Term and thereafter, in the protection of the Company's worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

         10.      EXECUTIVE'S NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

                  10.1. Non-Competition. During the Applicable Period, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, engage, participate, invest, accept employment or render services as a principal, director, officer, agent, employee, employer, consultant or in any other individual or representative capacity in or with any business which competes, directly or indirectly, with the Company's business in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Term or at the Date of Termination conducting business, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Executive of up to 3% of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this
Section 10.1.

                  10.2. Non-Solicitation. During the Applicable Period, the Executive agrees that he shall not, directly or indirectly, (a) induce, entice or solicit any employee of the Company to leave his employment, (b) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees (other than in connection with the performance of his services for the Company in accordance with Article 2 of this Agreement), or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto (other than in connection with the performance of his services for the Company in accordance with Article 2 of this Agreement).

                  10.3     Applicable Period. For purposes of Sections 10.1 and
10.2 above, the term "Applicable Period" means the period of time beginning on the Effective Date of this Agreement and ending on (a) the second (2nd) anniversary of the Date of Termination if the termination is the result of the Executive's Disability or death, (b) the third (3rd) anniversary of the Date of Termination if the termination is (1) by the Company for Cause or by the Executive without Good Reason, (2) other than in connection with a Change in Control, by the Company Without Cause or by the Executive for Good Reason, or
(3) by the Executive upon Retirement, or (c) the Date of Termination if the termination is in connection with a Change in Control and by the Company Without Cause or by the Executive for Good Reason.

         11.      MISCELLANEOUS.

                  11.1. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of a change of address shall be deemed given only when received):

If to the Company:

                  Allied Waste Industries, Inc.
                  15880 North Greenway Hayden Loop, Suite 100
                  Scottsdale, Arizona 85260

                  Attn: Senior Vice-President and General Counsel

If to the Executive:

                  Steven M. Helm
                  10474 Candlewood Drive
                  Scottsdale, Arizona 85255

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party in the manner specified in this Section 11.1.

                  11.2. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. No breach shall be deemed waived unless the waiver is in a writing signed by the non-breaching party.

                  11.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its Affiliates, successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, legal representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

                  11.4. Entire Agreement, No Oral Amendments. This Agreement, together with any schedule or exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

                  11.5. Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

                  11.6. Jurisdiction, Venue. The laws of the State of Arizona shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Executive agree that the courts situated in Maricopa County, Arizona shall have personal jurisdiction over the Company and the Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Maricopa County, Arizona, and as such, the Company and the Executive agree that venue shall be proper with the courts in Maricopa County, Arizona to hear such disputes. In the event either party is not able to effect service of process upon the other party with respect to such disputes, the Company and the Executive expressly agree that the Secretary of State for the State of Arizona shall be an agent of the Company and/or the Executive to receive service of process on behalf of the Company and/or the Executive with respect to such disputes.

                  11.7 Injunctive Relief. The Company and the Executive agree that a breach of any term of this Agreement by the Executive would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Executive's obligations under this Agreement.

                  11.8 Withholding. All payments made pursuant to this Agreement shall be net of payroll and withholding deductions as may be required by law and other deductions that are either applied generally to employees of the Company for insurance and other employee benefit plans or authorized by Executive.

Dated: February__, 2004.               ALLIED WASTE INDUSTRIES, INC.

                                       By_______________________________________
                                         Thomas H. Van Weelden,
                                            Chief Executive Officer
                                            & Chairman of the Board of Directors

                                                                       "Company"

Dated: February __, 2004.              _________________________________________
                                          Steven M. Helm

                                                                     "Executive"

                                    EXHIBIT A

The Senior Vice President, General Counsel and Corporate Secretary is responsible for all legal affairs of the Company. The General Counsel is the officer with primary responsibility for selecting, directing, and managing the internal and external legal resources of the Company. The Secretary of the Company is charged with the direction and management of that part of the business of the Company that is concerned with keeping the records, the official correspondence, giving and receiving notices, and all other matters involved in the maintenance of the corporate records and the corporate status. The Secretary shall perform these functions consistent with the Articles, Bylaws, and good governance to ensure that the Company acts in compliance with all laws and regulations. As a member of the senior management team, the General Counsel will participate in determining the Company's strategy and direction, and in providing advice and counsel to, and coordination with, the Chief Executive Officer and other Executive Officers of the Company. The General Counsel will devote full business skill, time, and efforts diligently to the affairs of the Company in accordance with the duties assigned by the Company's Chief Executive Officer and Board of Directors, and will carry out all such duties, and otherwise perform, in a manner reasonably calculated in good faith to promote the best interests of the Company.